Exhibit F


614/223-1630


Securities and Exchange Commission
Office of Public Utility Regulation
450 Fifth Street, N.W.
Washington, D.C. 20549

February 6, 1997

Re:  American Electric Power Company, Inc. et al.
     File No. 70-8991

Gentlemen:

In connection with the transactions proposed and described in the Application-Declaration on Form U-1 (the "Form U-1") filed with the Securities and Exchange Commission by American Electric Power Company, Inc. ("AEP"), Appalachian Power Company ("APCo"), Indiana Michigan Power Company ("I&M") and Ohio Power Company ("OPCo") (APCo, I&M and OPCo collectively the "Subsidiaries") to which this opinion is an exhibit, I have examined, among other things, the Form U-1, the Issuer Tender Offer Statements on Schedules 13E-4 filed with the SEC by AEP and the exhibits thereto, the resolutions adopted by the Board of Directors of AEP, APCo, I&M and OPCo, respectively, authorizing the transactions described in the Form U-1, and the form of resolutions to be presented to the shareholders of the respective Subsidiaries, authorizing certain of the transactions described in the Form U-1.

In rendering my opinion, I have assumed that appropriate action is taken by both the Virginia State Corporation Commission and the West Virginia Public Service Commission as to APCo; the Form U-1 is permitted to become effective; all of the actions proposed to be taken by the Boards of Directors of AEP and the Subsidiaries are taken; all of the actions proposed to be taken by the Shareholders of the Subsidiaries are taken; and the transactions are consummated in accordance with the aforesaid Form U-1.

Based on the foregoing, and subject to the qualifications and limitations set forth herein, I am of the opinion that:

     (a) all state laws applicable to the proposed transaction will have been complied with;

     (b) AEP will lawfully acquire the shares of the Subsidiaries' preferred stock, if any, which AEP has offered to purchase;

     (c) the purchase of shares of preferred stock by the AEP will not violate the legal rights of the holders of any securities issued by AEP or any "associate" company of AEP, as such term is defined in the Public Utility Holding Company Act of 1935, as amended (the "Act");

     (d) the Subsidiaries will lawfully acquire from AEP the shares of preferred stock, if any, purchased by AEP;
          and

     (e) the purchase of shares of preferred stock by the Subsidiaries will not violate the legal rights of the holders of any securities issued by APCo, I&M or OPCo, as the case may be, or any "associate" company of APCo, I&M or OPCo.

I consent to the use of this opinion as part of the Form U-1.

Very truly yours,

/s/ David C. House

David C. House
 Counsel for
American Electric Power Company, Inc.
Appalachian Power Company
Indiana Michigan Power Company
Ohio Power Company